Exhibit 99

DIMECO, INC. ANNOUNCES 2011 FINAL QUARTER EARNINGS

Dimeco, Inc. (Nasdaq DIMC), parent company of The Dime Bank, released unaudited financial results for the year 2011.

The Company continued solid, planned growth to end the year with $581,894,000 in total assets, an increase of $39,680,000 or 7.3% over balances one year earlier. Contributing to this growth was an increase in the loan portfolio of $22,185,000 or 5.2%, ending the year at $447,254,000. During 2011 deposits increased $29,550,000 or 6.5% to end the year at $484,284,000. Stockholders’ equity of $55,100,000 at December 31, 2011 represented an increase of 8.7% over a year earlier.

Net income for 2011 was $5,336,000, an increase of 3.4% over income reported for the year 2010. The most significant contributor to this growth was a decline in interest expense of $2,168,000, or 29.6% less than a year earlier due mainly to higher rate certificates of deposit maturing during the period. Net interest income for the year ended December 31, 2011 was $19,770,000, which was $2,450,000 or 14.1% greater than the previous year. Offsetting those increases in income, we recorded greater expenses in regard to the loan portfolio in 2011 over the previous year. Given current economic conditions, the Company increased the provision for loan loss expense in order to maintain the allowance for loan loss at calculated levels. This expense increased $1,125,000 in 2011 compared to the previous year. In addition, we recognized a decline in the market value of other real estate owned that required $725,000 in expense in 2011 which was unmatched in the previous year. At this level of income, the Company reported a return on average assets of .96% and a return on average equity of 10.04% for 2011. Earnings per share for the year ended 2011 were $3.34, an increase of 3.1% over earnings for 2010. Dividends remained solid, amounting to $1.44 per share in 2011, producing a dividend yield of 4.30%.

Gary C. Beilman, president and chief executive officer, stated “Despite the continuation of a sluggish national economy, 2011 was a year of steady progression for Dimeco, Inc. Loans, deposits, and total assets all grew over the same timeframe last year. The book value of Dimeco stock rose to $34.45 per share, an uptick of 8.6% over that of last year. Every day we listen to comments from our customers on both sides of the balance sheet. Depositors lament about the low interest rate environment, while borrowers comment about restricted cash flows and limited employment opportunities. In all cases, our staff continues to be proactive, giving suggestions and advice, and providing guidance wherever possible. We are confident that working together, we can continue to grow and prosper along with the communities in which we live.”

Dimeco, Inc. is the holding company of The Dime Bank, a full service financial institution serving Wayne and Pike counties in Pennsylvania and Sullivan County, New York. For more information on The Dime Bank, visit www.thedimebank.com.

Source: Dimeco, Inc. / January 20, 2012 / Deborah Unflat

DIMECO, INC.
CONSOLIDATED STATEMENT OF INCOME (unaudited)

	For the three months ended December 31,		For the year ended December 31,
(in thousands, except per share)	2011	2010	2011	2010
Interest Income
Interest and fees on loans	$5,754	$5,697	$22,435	$22,221
Investment securities:
Taxable	329	294	1,266	1,336
Exempt from federal income tax	311	281	1,209	1,049
Other	4	5	12	34
Total interest income	6,398	6,277	24,922	24,640

Interest Expense
Deposits	992	1,249	4,213	6,215
Short-term borrowings	18	29	108	142
Other borrowed funds	192	226	831	963
Total interest expense	1,202	1,504	5,152	7,320

Net Interest Income	5,196	4,773	19,770	17,320

Provision for loan losses	875	650	2,875	1,750

Net Interest Income After Provision for Loan Losses	4,321	4,123	16,895	15,570

Noninterest Income
Service charges on deposit accounts	234	297	1,022	1,292
Mortgage loans held for sale gains, net	83	183	306	354
Investment securities losses	(2)	(31)	(16)	(13)
Brokerage commissions	226	164	720	742
Earnings on bank-owned life insurance	111	105	439	423
Debit card fees	157	138	608	523
Other income	221	143	826	773
Total noninterest income	1,030	999	3,905	4,094

Noninterest Expense
Salaries and employee benefits	1,609	1,620	6,981	6,667
Occupancy expense, net	290	275	1,143	1,117
Furniture and equipment expense	102	125	427	483
Professional fees	181	212	818	780
Data processing expense	173	186	703	713
FDIC insurance	127	177	565	742
Other expense	1,347	545	3,448	2,345
Total noninterest expense	3,829	3,140	14,085	12,847

Income before income taxes	1,522	1,982	6,715	6,817
Income taxes	304	385	1,379	1,658

NET INCOME	$1,218	$1,597	$5,336	$5,159

Earnings per Share - basic	$0.76	$1.00	$3.34	$3.24
Earnings per Share - diluted	$0.76	$1.00	$3.31	$3.24

Average shares outstanding - basic	1,624,106	1,598,218	1,611,171	1,592,038
Average shares outstanding - diluted	1,624,363	1,599,933	1,611,778	1,593,035

DIMECO, INC.
CONSOLIDATED BALANCE SHEET (unaudited)

(in thousands)	December 31, 2011	December 31, 2010
Assets
Cash and due from banks	$5,348	$5,831
Interest-bearing deposits in other banks	4,575	4,821
Total cash and cash equivalents	9,923	10,652

Investment securities available for sale	95,619	79,655

Loans (net of unearned income of $3 and $25)	447,254	425,069
Less allowance for loan losses	8,316	7,741
Net loans	438,938	417,328

Premises and equipment	9,997	10,572
Accrued interest receivable	1,805	1,888
Bank-owned life insurance	10,060	9,545
Other real estate owned	3,467	960
Prepaid FDIC insurance	1,093	1,615
Other assets	10,992	9,999
TOTAL ASSETS	$581,894	$542,214

Liabilities
Deposits :
Noninterest-bearing	$52,217	$43,067
Interest-bearing	432,067	411,667
Total deposits	484,284	454,734

Short-term borrowings	20,686	13,006
Other borrowed funds	17,618	19,552
Accrued interest payable	542	679
Other liabilities	3,664	3,564
TOTAL LIABILITIES	526,794	491,535

Stockholders' Equity
Common stock, $.50 par value; 5,000,000 shares authorized;
1,653,746 and 1,652,318 shares issued	827	826
Capital surplus	6,451	6,273
Retained earnings	48,193	45,177
Accumulated other comprehensive income	1,696	470
Treasury stock, at cost (54,100 shares)	(2,067)	(2,067)
TOTAL STOCKHOLDERS' EQUITY	55,100	50,679
TOTAL LIABILITES AND STOCKHOLDERS' EQUITY	$581,894	$542,214

DIMECO, INC. CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

(amounts in thousands, except per share)					% Increase
	2011		2010		(decrease)
Performance for the year ended December 31,
Interest income	$24,922		$24,640		1.1%
Interest expense	$5,152		$7,320		-29.6%
Net interest income	$19,770		$17,320		14.1%
Net income	$5,336		$5,159		3.4%

Shareholders' Value (per share)
Net income - basic	$3.34		$3.24		3.1%
Net income - diluted	$3.31		$3.24		2.2%
Dividends	$1.44		$1.44		—
Book value	$34.45		$31.71		8.6%
Market value	$33.50		$36.10		-7.2%
Market value/book value ratio	97.2%		113.8%		-14.6%
Price/earnings multiple	10.0	X	11.1	X	-9.9%
Dividend yield	4.30%		3.99%		7.8%

Financial Ratios
Return on average assets	0.96%		0.94%		2.1%
Return on average equity	10.04%		10.43%		-3.7%
Shareholders' equity/asset ratio	9.47%		9.35%		1.3%
Dividend payout ratio	43.11%		44.44%		-3.0%
Nonperforming assets/total assets	4.00%		3.47%		15.3%
Allowance for loan loss as a % of loans	1.86%		1.82%		2.2%
Net charge-offs/average loans	0.53%		0.06%		783.3%
Allowance for loan loss/nonaccrual loans	61.5%		49.4%		24.5%
Allowance for loan loss/non-performing loans	42.0%		43.5%		-3.4%

Financial Position at December 31,
Assets	$581,894		$542,214		7.3%
Loans	$447,254		$425,069		5.2%
Deposits	$484,284		$454,734		6.5%
Stockholders' equity	$55,100		$50,679		8.7%

January 2012

Dear Shareholders:

It is my pleasure to present this report of Dimeco, Inc. for the fourth quarter of 2011. As you read through this statement, you will see that in many ways, 2011 was a year of steady progression for your company. Loans, deposits, and total assets all grew over the same timeframe last year, with increases ranging from 5.2% to 7.3%. We ended the year with total assets of $582 million. From a revenue generation perspective, net income came in at $5.3 million, an expansion of 3.4% from the year earlier. For 2011, our return on average assets was .96% and our return on average equity was 10.04%. Given that we dealt with several troubled loans during the year, we are pleased with the overall results.

Despite the continuation of a sluggish national economy, our Board continued payment of quarterly dividends of $.36 per share which produced a dividend yield of 4.3%. As of the end of 2011 the book value of your Dimeco, Inc. stock rose to $34.45 per share, an uptick of 8.6% over that of last year. Finally, stockholders’ equity grew by 8.7% to end the year at slightly over $55 million. Each of these items speaks to the enhancement of your investment.

That is not to say, however, that our languishing economy is without challenges. Every day we listen to comments from our customers on both sides of the balance sheet. Depositors lament about the low interest rate environment, while borrowers comment about restricted cash flows and limited employment opportunities. In all cases, our staff continues to be proactive, giving suggestions and advice, and providing guidance wherever possible.

On the loan side especially, we continue our efforts to monitor our portfolio and to meet directly with borrowers, all in an effort to manage and control this important asset class. Our goal is to maintain delinquencies at reasonable levels, and reduce troubled credits as quickly as possible. The results of our efforts to maintain or improve credit quality will be reported to you in subsequent quarterly reports.

As we end one year, and begin another, it is a fitting time to thank all of you for your continued loyalty and support. We wish you happiness, health, and prosperity in 2012. We ask that you continue to refer others to our institution, both from banking and investment perspectives. As always, your comments and questions are welcome.

Sincerely,

/s/ Gary C. Beilman

Gary C. Beilman

President and Chief Executive Officer